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EXHIBIT 11


                         SELECTIVE INSURANCE GROUP, INC.

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS



                                  Quarter ended          Six months ended
($ in thousands,                     June 30                 June 30
except per share data)           1997        1996        1997        1996
-------------------------------------------------------------------------
Primary earnings per share:

  Net income               $    17,103      15,570      33,804      24,460
  Weighted average number of
   shares of common stock
   outstanding              14,668,869  14,531,303  14,649,277  14,496,228

  Net income per share of
   common stock            $      1.17        1.07        2.31        1.69
                            ==========  ==========  ==========  ==========

Fully diluted earnings per share:

  Income applicable to common stock
   on a fully diluted basis:

  Net income               $    17,103      15,570      33,804      24,460
  Interest on convertible
   debentures                      149         159         301         318
  Amortization of other
   debt expenses                     2           2           4           4
  Tax effect on interest
   and debt expenses               (53)        (56)       (107)       (113)
                            ----------  ----------  ----------  ----------
                           $    17,201      15,675      34,002      24,669
                            ==========  ==========  ==========  ==========

Weighted average number of shares
   outstanding on a fully diluted basis:

  Weighted average number of common
   shares outstanding       14,668,869  14,531,303  14,649,277  14,496,228
  Additional shares assuming
   conversion of debentures    485,481     513,907     485,913     514,000
                            ----------  ----------  ----------  ----------
                            15,154,350  15,045,210  15,135,190  15,010,228
                            ==========  ==========  ==========  ==========
  Fully diluted income per
   share of common stock   $      1.14        1.04        2.25        1.64
                            ==========  ==========  ==========  ==========